As filed with the Securities and Exchange Commission on January 16, 2007


                        Registration No. ____________

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                           ON THE GO HEALTHCARE, INC.
             (Exact name of registrant specified in its charter)

      Delaware                                              98-0231687
(State of other jurisdiction                                (IRS Employer
of incorporation)                                        Identification Number)


        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                  (Address of principal executive offices)


                          ON THE GO HEALTHCARE, INC.
                            2007 STOCK OPTION PLAN
                           (Full Title of the Plan)


                            Stuart Turk, President
                          85 Corstate Avenue, Unit #1
                               Concord, Ontario
                                Canada L4K 4Y2
                                (905) 760-2987
        (Name, address and telephone number of agent for service)

                        Copies of communications to:

                             Amy Trombly, Esq.
                          1320 Centre St., Suite 202
                            Newton, MA  02459
                             (617) 243-0060


                      CALCULATION OF REGISTRATION FEE

Title of        Amount       Proposed Maximum Proposed Maximum     Amount of
Securities to   to be        offering Price   Registered Aggregate Registration
be Registered   Registered(1)  per Share(2)   offering Price (1)   Fee
--------------- ----------- ---------------  -------------------- ------------
Common Stock,
$0.001 par value  50,000,000    $ 0.25         $ 12,500,000       $ 1,337.50


1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended(the "Act") this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

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2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on January 10, 2007.


PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8.


Item 2. Registrant Information and Employee Plan Annual Information.

We will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. We will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: On The Go Healthcare, Inc. 85 Corstate Ave unit #1 Concord, Ontario, Canada, L4K 4Y2. Phone: (905) 760-2987


 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Certain Documents By Reference

The following documents we filed with the Securities and Exchange Commission are incorporated herein by reference:

 (a)  Our Annual Report on Form 10-KSB for the year ended July 31, 2006.

 (b)  Our Quarterly Report on Form 10-QSB for the quarter ended
      October 31, 2006.


In addition, all documents that we filed pursuant to Sections 13(a), and
     15(d) of   the  Securities Exchange Act of 1934, since the end of the fiscal year covered by the form 10-KSB, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

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Item 4.  Description of Securities

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share. Holders of the common stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the common stock have no conversion rights and are not entitled to any preemptive or subscription rights. The common stock is not subject to redemption or any further calls or assessments. The common stock does not have cumulative voting rights in the election of directors.

Our common stock is quoted on the Over the Counter Bulletin Board.

Item 5.  Interests of Named Experts and Counsel

No expert or counsel will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director or officer or employee of registrant. No expert or counsel has any contingent based agreement with us or any other interest in or connection to us.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of our company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Restated Certificate of Incorporation, as amended, contains provisions relating to the indemnification of director and officers and our By-Laws extends such indemnities to the full extent permitted by Delaware law.

We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.


Item 7.  Exemption from Registration Claimed

         Not Applicable


Item 8.  Exhibits


The following exhibits are filed as part of this Registration Statement:

3.1 Restated Certificate of Incorporation of On The Go Healthcare, Inc. (included as Exhibit 3.4 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

3.2 By-laws of On The Go Healthcare, Inc. (included as Exhibit 3.4 to the Form SB-2 filed May 24, 2001, and incorporated herein by reference).

3.3 Certificate of Amendment of the Certificate of Incorporation (included as
    Exhibit 3.5 to the Form 10-KSB filed October 27, 2004, and incorporated herein by reference).

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3.4 Certificate of Amendment to the Amended and Restated Certificate of
    corporation (included as Exhibit 3.1 to the Form 8-K filed August 7, 2006, and incorporated herein by reference).

 5.1 Opinion of Counsel.

10.1 On The Go Healthcare, Inc. 2007 Stock Option Plan dated January 16, 2007.

23.1 Consent of Danziger Hochman Chartered Accountants

23.2 Consent of Counsel (included in Exhibit No. 5.1).



Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        2. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that times shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4. That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);

        (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv) Any other communication that is an offer in the offering made by the undersigned registant to the purchaser.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities
    Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province Ontario, Country of Canada, on January 16, 2007.



                                                ON THE GO HEALTHCARE, INC.


                                                By:  /s/Stuart Turk
                                                --------------------------
                                                Stuart Turk, President &
                                                Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:


Signature                 Title                                   Date

/s/Stuart Turk                                                 January 16, 2007
--------------------   President, Chief Executive Officer,     ----------------
Stuart Turk            Chairman and Director

/s/Evan Schwartzberg                                           January 16, 2007
--------------------   Chief Financial and Accounting Officer  ----------------
Evan Schwartzberg

/s/Ralph Magid                                                 January 16, 2007
--------------------   Director                                ----------------
Ralph Magid

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